UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13D-L(b), (c) AND (d) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13d-2
                               (AMENDMENT NO. __)*

                                 INTER-TEL, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                    45837109
                                 (CUSIP Number)

                                  APRIL 5, 2000
             (Date of Event Which Requires Filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               /_/ Rule 13d-l(b)

                               /X/ Rule 13d-l(c)

                               /_/ Rule 13d-l(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 45837109                                            PAGE 2 OF 11 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Hollybank Investment L.P.

--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /_/
                                                                         (b) /X/

--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
               -----------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            923,320
               -----------------------------------------------------------------
 BENEFICIALLY
   OWNED BY    6      SHARED VOTING POWER
     EACH
  REPORTING           0

               -----------------------------------------------------------------
    PERSON
     WITH      7      SOLE DISPOSITIVE POWER

                      923,320
               -----------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        923,320
--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES                                                              /_/

--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.5% (See Note 1)
--------------------------------------------------------------------------------


12      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
  Note 1  -  This  Percentage  is based on  26,321,779  shares of  Common  Stock outstanding as of March 3, 2000.

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 45837109                                            PAGE 3 OF 11 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Thistle Investment LLC

--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /_/
                                                                         (b) /X/

--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
               -----------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            57,600
               -----------------------------------------------------------------
               -----------------------------------------------------------------
 BENEFICIALLY
   OWNED BY    6      SHARED VOTING POWER
     EACH
  REPORTING           0

               -----------------------------------------------------------------
               -----------------------------------------------------------------
    PERSON
     WITH      7      SOLE DISPOSITIVE POWER

                      57,600
               -----------------------------------------------------------------
               -----------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        57,600

--------------------------------------------------------------------------------


10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /_/

--------------------------------------------------------------------------------


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.2% (See Note 1)

--------------------------------------------------------------------------------


12      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
Note 1 - This Percentage is based on 26,321,779 shares of Common Stock outstanding as of March 3, 2000.

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 45837109                                            PAGE 4 OF 11 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Gattonside Investment Portfolio (Offshore) Ltd.

--------------------------------------------------------------------------------


2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /_/
                                                                         (b) /X/

--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
               -----------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            53,000
               -----------------------------------------------------------------
               -----------------------------------------------------------------
 BENEFICIALLY
   OWNED BY    6      SHARED VOTING POWER
     EACH
  REPORTING           0

               -----------------------------------------------------------------
               -----------------------------------------------------------------
    PERSON
     WITH      7      SOLE DISPOSITIVE POWER

                      53,000
               -----------------------------------------------------------------
               -----------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        53,000

--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /_/

--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.2% (See Note 1)

--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
  Note 1 - This Percentage is based on 26,321,779 shares of Common Stock outstanding as of March 3, 2000.

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 45837109                                            PAGE 5 OF 11 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Dorsey R. Gardner

--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /_/
                                                                         (b) /X/

--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A
--------------------------------------------------------------------------------
               -----------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            270,000 **Please refer to Item 4, Page 8 for disclaimer
                      of beneficial ownership
               -----------------------------------------------------------------
               -----------------------------------------------------------------
 BENEFICIALLY
   OWNED BY    6      SHARED VOTING POWER
     EACH
  REPORTING           0

               -----------------------------------------------------------------
               -----------------------------------------------------------------
    PERSON
     WITH      7      SOLE DISPOSITIVE POWER

                      270,000 **Please refer to Item 4, Page 8 for disclaimer of beneficial ownership
               -----------------------------------------------------------------
               -----------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        270,000 **Please refer to Item 4, Page 8 for disclaimer of beneficial ownership

--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /X/

--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.0% (See Note 1) **Please refer to Item 4, Page 8 for disclaimer of beneficial ownership

--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
Note 1 - This Percentage is based on 26,321,779 shares of Common Stock outstanding as of March 3, 2000.

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 45837109                                            PAGE 6 OF 11 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Tiimothy G. Caffrey

--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) /_/
                                                                         (b) /X/

--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A
--------------------------------------------------------------------------------
               -----------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            2,400 **Please refer to Item 4, Page 8 for disclaimer of
                      beneficial ownership
               -----------------------------------------------------------------
               -----------------------------------------------------------------
 BENEFICIALLY
   OWNED BY    6      SHARED VOTING POWER
     EACH
  REPORTING           0

               -----------------------------------------------------------------
               -----------------------------------------------------------------
    PERSON
     WITH      7      SOLE DISPOSITIVE POWER

                      2,400 **Please refer to Item 4, Page 8 for disclaimer of beneficial ownership
               -----------------------------------------------------------------
               -----------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,400 **Please refer to Item 4, Page 8 for disclaimer of beneficial ownership

--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES /X/

--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        less than .1% (See Note 1) **Please refer to Item 4, Page 8 for disclaimer of beneficial ownership

--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
Note 1 - This Percentage is based on 26,321,779 shares of Common Stock outstanding as of March 3, 2000.

                                  SCHEDULE 13G
-----------------------                                       ------------------

CUSIP NO. 45837109                                            PAGE 7 OF 11 PAGES
-----------------------                                       ------------------

ITEM 1(a). NAME OF ISSUER:

      Inter-Tel, Inc., an Arizona Corporation (the "Company").

ITEM I(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      120 North 44th Street, Suite 200
      Phoenix, AZ  85034

ITEM 2(a). NAME OF PERSON FILING:

      The Persons filing this statement are Hollybank Investment, L.P., a Delaware limited partnership ("LP"), Thistle Investment, LLC, a Delaware limited liability company ("LLC"), Gattonside Investment Portfolio (Offshore) Ltd., a Bermuda company ("LTD"), Dorsey R. Gardner, a general partner of LP and a manager of LLC ("Gardner") and Timothy G. Caffrey, a general partner of LP and a manager of LLC ("Caffrey"). Gardner and Caffrey are President and Vice President, respectively, and Directors of LTD and managers of Gattonside Management LLC ("Gattonside Management"), which serves as investment manager to LTD.

ITEM 2(b). ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

      The business address of Gardner, LP and LLC is P.O. Box 190240 Miami Beach, Florida 33119. The business address of Caffrey is One International
Place, Suite 2401, Boston, MA 02110. The business address of LTD is c/o M Q Services Ltd., Bermuda Commercial Bank Building, 44 Church Street, Hamilton HM12, Bermuda.

ITEM 2(c). CITIZENSHIP:

      Hollybank Investment, L.P. - Delaware
      Thistle Investment, LLC - Delaware
      Gattonside Investment Portfolio (Offshore) Ltd. - Bermuda
      Dorsey R. Gardner - U.S.A.
      Timothy G. Caffrey - U.S.A.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

      The title of the class of equity securities to which this statement relates is the shares of Common Stock, par value $.01 per share (the "Shares"), of the Company.

ITEM 2(e). CUSIP NUMBER:

      45837109

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 45837109                                            PAGE 8 OF 11 PAGES
-----------------------                                       ------------------


ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13D-L(B), OR 13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

(a)/_/   Broker or dealer  registered  under  Section  15 of the Act (15  U.S.C.
         78o);
(b)/_/   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)/_/   Insurance  company as defined in Section 3(a)(19) of the Act (15 U.S.C.
         78c);

(d)/_/ Investment company registered under Section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8);
(e)/_/   An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
(f)/_/   An employee  benefit plan or endowment  fund in accordance  with 13d- I
         (b)(I)(ii)(F);
(g)/_/ A parent holding company or control person in accordance with 13d-l(b)(1)(ii)(G);
(h)/_/ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);
(i)/_/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)/_/   Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box. /X/
                                                                  -

ITEM 4. OWNERSHIP:

      The information in Items 5-11 on the cover pages (pages 2 through 6) of this Schedule 13G is incorporated by reference.

      As of the date of this statement, LP is the beneficial owner of 923,320 shares, LLC is the beneficial owner of 57,600 Shares and LTD is the beneficial owner of 53,000 Shares. Each Gardner and Caffrey, as a general partner of LP, a manager of LLC and an officer and investment manager (through Gattonside Management) of LTD, may be deemed to beneficially own Shares beneficially owned by LP, LLC, and LTD, respectively. Except to the extent of their individual interests as partners of LP, members in LLC and shareholders of LTD, Gardner and Caffrey expressly disclaims such beneficial ownership and the filing of this statement shall not be construed as an admission that Gardner or Caffrey is the beneficial owner of the Shares owned by LP, LLC or LTD and covered by this statement.

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 45837109                                            PAGE 9 OF 11 PAGES
-----------------------                                       ------------------


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_/

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable.

ITEM 10. CERTIFICATION.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 45837109                                            PAGE 10 OF 11
                                                              PAGES
-----------------------                                       ------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 10, 2000


HOLLYBANK INVESTMENT L.P.                 DORSEY R. GARDNER

BY: /s/ Timothy G. CaffreyY               BY: /s/ Timothy G. Caffrey
    -----------------------                   ----------------------
      General Partner                             Attorney-in-Fact


                                          /s/ Timothy G. Caffrey
                                          ----------------------
THISTLE INVESTMENT, LLC                   Timothy G. Caffrey

BY: /s/ Timothy G. Caffrey
    ----------------------
        Manager


GATTONSIDE INVESTMENT PORTFOLIO (OFFSHORE) LTD.

BY: /s/ Timothy G. Caffrey
    ----------------------
        Vice President

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                  SCHEDULE 13G

-----------------------                                       ------------------

CUSIP NO. 45837109                                            PAGE 11 OF 11
                                                              PAGES
-----------------------                                       ------------------


                                  EXHIBIT INDEX



99.1  Joint Filing Agreement.  Filed herewith.

99.2  Power of Attorney.  Filed herewith.

                                  EXHIBIT 99.1

                                    AGREEMENT


      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Inter-Tel, Inc. or any subsequent acquisitions or dispositions of equity securities of Inter-Tel, Inc. by any of the undersigned.

Dated: April 10, 2000


HOLLYBANK INVESTMENT L.P.                 DORSEY R. GARDNER

BY: /s/ Timothy G. CaffreyY               BY: /s/ Timothy G. Caffrey
    -----------------------                   ----------------------
      General Partner                             Attorney-in-Fact


                                          /s/ Timothy G. Caffrey
                                          ----------------------
THISTLE INVESTMENT, LLC                   Timothy G. Caffrey

BY: /s/ Timothy G. Caffrey
    ----------------------
        Manager


GATTONSIDE INVESTMENT PORTFOLIO (OFFSHORE) LTD.

BY: /s/ Timothy G. Caffrey
    ----------------------
        Vice President

                                  Exhibit 99.2

                                POWER OF ATTORNEY

      Know all by these presents, that the undersigned hereby constitutes and appoints Timothy G. Caffrey, the undersigned's true and lawful attorney-in-fact to:

(1) execute for and on behalf of the undersigned, in each the undersigned's individual capacity, as a general partner by Hollybank Investment, LP ("LP"), as a managing member of Thistle Investment LLC ("LLC") and as President and Director of Gattonside Investment Portfolio (Offshore)
         Ltd. ("LTD"), Schedule 13G and any amendments thereto in accordance with Section 13 of the Securities Exchange Act of
         1934 and the rules thereunder;

(2) do and perform any and all act for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
         Schedule 13G and any amendments thereto and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

      The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is LP, LLC or LTD assuming, any of the undersigned's responsibilities to comply with Section 13 of the Securities Exchange Act of 1934.

      This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedule 13G and any amendments thereto with respect to the undersigned's holdings of and transactions in securities issued by LP, LLC and LTD, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 10 day of April, 2000.

                                                Dorsey R. Gardner

                                                /s/ Dorsey R. Gardner
                                                ---------------------
                                                Signature

                                                Dorsey R. Gardner,  individually
                                                and  as   General   Partner   of
                                                Hollybank   Investment,    L.P.,
                                                Managing   Member   of   Thistle
                                                Investment  LLC,  and  President
                                                and   Director   of   Gattonside
                                                Investment  Portfolio (Offshore)
                                                Ltd.